Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2020 First Quarter Results
Richmond, VA, April 30, 2020 - Kinsale Capital Group, Inc. (NASDAQ:KNSL) reported net income of $5.1 million, $0.22 per diluted share, for the first quarter of 2020 compared to $18.7 million, $0.86 per diluted share, for the first quarter of 2019. Net operating earnings(1) were $17.2 million, $0.76 per diluted share, for the first quarter of 2020 compared to $13.8 million, $0.64 per diluted share, for the first quarter of 2019.
Highlights for the first quarter of 2020 included:

•
Net income decreased by 72.8% compared to the first quarter of 2019, due to a decline in the fair value of equity securities resulting from the severe disruption in financial markets related to the COVID-19 pandemic

•	Net operating earnings(1) of $17.2 million increased by 24.5% compared to the first quarter of 2019

•	46.6% growth in gross written premiums to $124.0 million compared to the first quarter of 2019

•	32.0% increase in net investment income to $6.0 million compared to the first quarter of 2019

•	Underwriting income(2) of $14.4 million in the first quarter of 2020, resulting in a combined ratio of 83.9%

•	17.1% annualized operating return on equity(1) for the three months ended March 31, 2020

(1) Net operating earnings and annualized operating return on equity are non-GAAP financial measures. See discussion of "Non-GAAP Financial Measures" below.
“Kinsale achieved high levels of profit and growth in the first quarter of 2020 and proved again the strength and resiliency of the company's business model. Due to COVID-19 related restrictions, over 90% of Kinsale employees were working remotely by the end of the quarter with no loss in productivity or service levels. Premium was up 47% for the quarter and the combined ratio was just under 84%,” said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $124.0 million for the first quarter of 2020 compared to $84.6 million for the first quarter of 2019, an increase of 46.6%. The increase in gross written premiums during the first quarter of 2020 over the same period last year was due to higher submission activity from brokers and higher rates, resulting from continued favorable market conditions in the excess and surplus lines market.
Underwriting income(2) was $14.4 million, resulting in a combined ratio of 83.9%, for the first quarter of 2020, compared to $12.1 million and a combined ratio of 80.3% for the same period last year. The increase in underwriting income(2) for the first quarter of 2020 was due primarily to premium growth period over period, offset in part by lower favorable development on loss reserves from prior accident years. Loss and expense ratios were 59.9% and 24.0%, respectively, for the first quarter of 2020 compared to 54.9% and 25.4% for the first quarter of 2019. Results for the first quarter of 2020 and 2019 included favorable development on loss reserves from prior accident years of $3.0 million, or 3.3 points, and $6.4 million, or 10.4 points, respectively.

Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2020 and 2019 are summarized as follows:

	Three Months Ended March 31,
	2020	2019
	($ in thousands)
Gross written premiums	$124,036	$84,626
Ceded written premiums	(15,983)	(11,559)
Net written premiums	$108,053	$73,067

Net earned premiums	$89,761	$61,491
Losses and loss adjustment expenses	53,733	33,732
Underwriting, acquisition and insurance expenses	21,583	15,616
Underwriting income(2)	$14,445	$12,143

Loss ratio	59.9%	54.9%
Expense ratio	24.0%	25.4%
Combined ratio	83.9%	80.3%

Annualized return on equity(3)	5.0%	27.1%
Annualized operating return on equity(4)	17.1%	20.0%

(2)	Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.

(3)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average stockholders’ equity during the period.

(4)
Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of stockholders’ equity during the period. See discussion of "Non-GAAP Financial Measures" below.

The following table summarizes losses incurred for the current accident year and the development of prior accident years for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$56,671	63.1%	$40,098	65.2%
Current accident year - catastrophe losses	71	0.1%	30	0.1%
Effect of prior accident year development	(3,009)	(3.3)%	(6,396)	(10.4)%
Total	$53,733	59.9%	$33,732	54.9%

Investment Results
The Company’s net investment income was $6.0 million in the first quarter of 2020 compared to $4.5 million in the first quarter of 2019, an increase of 32.0%. The Company’s investment portfolio, excluding cash and cash equivalents, had an annualized gross investment return(5) of 2.9% for the first quarter of 2020 compared to 3.2% for the first quarter of 2019. Funds are generally invested conservatively in high quality securities, including government agency, asset- and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "AA-." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.7 years at March 31, 2020 and 4.3 years at December 31, 2019.

Cash and invested assets totaled $955.0 million at March 31, 2020 compared to $908.2 million at December 31, 2019.

(5)
Gross investment return is investment income from fixed-maturity and equity securities, before any deductions for fees and expenses, expressed as a percentage of average beginning and ending balances of those investments during the period.

Other
Total comprehensive (loss) income, which includes the change in after-tax unrealized gains and losses from the Company’s available-for-sale investments, was a loss of $4.1 million for the first quarter of 2020 compared to income of $25.5 million for the first quarter of 2019. The decline in total comprehensive income was due to lower fair values of the Company's investments resulting from the impact of the disruption in global financial markets beginning in March 2020 associated with the COVID-19 pandemic.
The effective tax rates for the first quarter of 2020 and 2019 were (1.1)% and 17.9%, respectively. In the first quarter of 2020, the effective tax rate was lower than the federal statutory rate of 21% primarily due to the tax benefits from stock options exercised and tax-exempt investment income in relation to pretax income. Pretax income in the first quarter of 2020 reflected a decline in the fair value of the Company's equity investment portfolio.
Stockholders' equity was $401.3 million at March 31, 2020, compared to $405.9 million at December 31, 2019. Annualized operating return on equity(4) was 17.1% for the first quarter of 2020, a decrease from 20.0% for the first quarter of 2019, which was attributable to the proceeds received from the Company's equity offering in the third quarter of 2019.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the net change in the fair value of equity securities, after taxes, and net realized gains and losses on investments, after taxes. Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months ended March 31, 2020 and 2019, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended March 31,
	2020	2019
	($ in thousands, except per share data)
Net operating earnings:
Net income	$5,086	$18,720
Change in the fair value of equity securities, after taxes	12,767	(4,657)
Net realized gains on investments, after taxes	(613)	(221)
Net operating earnings	$17,240	$13,842

Diluted operating earnings per share:
Diluted earnings per share	$0.22	$0.86
Change in the fair value of equity securities, after taxes, per share	0.56	(0.21)
Net realized gains on investments, after taxes, per share	(0.03)	(0.01)
Diluted operating earnings per share(1)	$0.76	$0.64

Operating return on equity:
Average stockholders' equity(2)	$403,607	$276,438
Annualized return on equity(3)	5.0%	27.1%
Annualized operating return on equity(4)	17.1%	20.0%

(1)	Diluted operating earnings per share may not add due to rounding.

(2)	Computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.

(3)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average stockholders’ equity during the period.

(4)	Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of stockholders’ equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the net change in the fair value of equity securities, net realized gains and losses on investments, other income, other expenses and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

For the three months ended March 31, 2020 and 2019, net income reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net income	$5,086	$18,720
Income tax expense	(56)	4,081
Income before income taxes	5,030	22,801
Other expenses	—	36
Net investment income	(5,960)	(4,515)
Change in the fair value of equity securities	16,161	(5,895)
Net realized investment gains	(776)	(280)
Other income	(10)	(4)
Underwriting income	$14,445	$12,143

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, May 1, 2020, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282, conference ID# 4841629, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on June 29, 2020.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "believe," "expect," "seek," "may," "will," "intend," "project," "plan," "estimate" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2020	2019
Revenues	(in thousands, except per share data)
Gross written premiums	$124,036	$84,626
Ceded written premiums	(15,983)	(11,559)
Net written premiums	108,053	73,067
Change in unearned premiums	(18,292)	(11,576)
Net earned premiums	89,761	61,491

Net investment income	5,960	4,515
Change in the fair value of equity securities	(16,161)	5,895
Net realized investment gains	776	280
Other income	10	4
Total revenues	80,346	72,185

Expenses
Losses and loss adjustment expenses	53,733	33,732
Underwriting, acquisition and insurance expenses	21,583	15,616
Other expenses	—	36
Total expenses	75,316	49,384
Income before income taxes	5,030	22,801
Total income tax (benefit) expense	(56)	4,081
Net income	5,086	18,720

Other comprehensive (loss) income
Change in unrealized (losses) gains on available-for-sale investments, net of taxes	(9,223)	6,780
Total comprehensive (loss) income	$(4,137)	$25,500

Earnings per share:
Basic	$0.23	$0.88
Diluted	$0.22	$0.86

Weighted-average shares outstanding:
Basic	22,109	21,169
Diluted	22,678	21,763

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$818,905	$729,532
Equity securities at fair value	83,566	78,294
Total investments	902,471	807,826

Cash and cash equivalents	52,554	100,408
Investment income due and accrued	5,499	4,743
Premiums receivable, net	42,187	34,483
Reinsurance recoverable	71,422	72,574
Ceded unearned premiums	18,112	16,118
Deferred policy acquisition costs, net of ceding commissions	26,005	23,564
Intangible assets	3,538	3,538
Deferred income tax asset, net	9,869	3,374
Other assets	33,832	23,922
Total assets	$1,165,489	$1,090,550

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$491,333	$460,058
Unearned premiums	207,662	187,374
Payable to reinsurers	10,658	7,151
Accounts payable and accrued expenses	7,528	12,366
Credit facility	24,075	16,744
Other liabilities	22,899	977
Total liabilities	764,155	684,670

Stockholders' equity	401,334	405,880
Total liabilities and stockholders' equity	$1,165,489	$1,090,550